Exhibit 10.1

EXECUTION VERSION

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of December 6, 2022 (this “Agreement”), by and among Golden Falcon Sponsor Group, LLC, a Delaware limited liability company (“Sponsor”), Golden Falcon Acquisition Corp, a Delaware corporation (“GF”), and MNG Havayollari ve Tasimacilik A.S., a joint stock corporation organized under the laws of Turkey (the “Company”), and Xavier Rolet, KBE, Dominique D’Hinnin, I. Martin Pompadur, Isabelle Amiel Azoulai, and Mikael Breuer-Weil (each an “Additional Founder Shares Holder” and, collectively, the “Additional Founder Shares Holders” and together with Sponsor, the “Sponsor Persons”).

WHEREAS, Sponsor, GF, Merlin Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of IntermediateCo (“Merger Sub”), Merlin IntermediateCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of HoldCo (as defined below) (“IntermediateCo”), Merlin HoldCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company (“HoldCo”), Merlin FinCo, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of HoldCo (“FinCo”), and the Company propose to enter into, on the date hereof, a business combination agreement (the “BCA”) (capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into GF (the “Merger”) with GF continuing as the surviving company after the Merger, as a result of which, GF will become an indirect, wholly-owned subsidiary of the Company;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 8,445,000 GF Class B Common Shares (the “Sponsor Founder Shares”) and 8,900,000 GF Private Placement Warrants, and the Additional Founder Shares Holders own beneficially and of record a total of 180,000 GF Class B Common Shares (“Additional Founder Shares”, together with the Sponsor Founder Shares, the “Founder Shares” and, together with the GF Private Placement Warrants and any additional GF Shares owned, issued, acquired or purchased by the Sponsor Persons between the date of this agreement and the Closing, the “Founder Securities”);

WHEREAS, at the Closing, pursuant to, and in accordance with, the GF Certificate of Incorporation, GF shall convert, or shall cause Continental Stock Transfer & Trust Company to convert, each Founder Share issued and outstanding immediately prior to Closing to one (1) GF Class A Common Share, such that following the such conversion, Sponsor will own beneficially and of record 8,445,000 GF Class A Common Shares (the “Sponsor Class A Shares”) and the Additional Founder Share Holders will own beneficially and of record an aggregate of 180,000 GF Class A Common Shares (the “Additional Founder Class A Shares”);

WHEREAS, at the Effective Time, each Sponsor Class A Share shall be converted automatically into, and the Sponsor shall be entitled to receive, one Company ADS (and the Company Ordinary Share represented thereby) after giving effect to the Stock Split (and so converted, a “Sponsor Company ADS”) and each Additional Founder Class A Shares shall be converted automatically into, and the holders of such Additional Founder Class A Shares shall be entitled to receive, one Company ADS (and the Company Ordinary Share represented thereby) after giving effect to the Stock Split (and so converted, an “Additional Founder Company ADS” and each of the Sponsor Company ADSs together with each of the Additional Founder Company ADSs, the “Founder Company ADSs”);

WHEREAS, the Founder Company ADSs will be subject to vesting on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in order to induce GF and the Company to enter into the BCA, each Sponsor Person, GF and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Voting Obligations. Until the earlier of (a) the Closing or (b) termination of the BCA in accordance with Article VIII thereof, each Sponsor Person agrees that, at the GF Stockholder Meeting and in connection with any written consent or written resolutions of the GF Stockholders, each shall vote (or duly and promptly execute and deliver an action by written consent or written resolutions), or cause to be voted at such meeting (or cause such consent or written resolutions to be duly and promptly executed and delivered with respect to), all of the Founder Securities entitled to vote thereon (i) in favor of the approval and adoption of the BCA, the Transactions and the GF Transaction Proposals and (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of GF under the BCA or that would reasonably be expected to result in the failure of the Transactions from being consummated. This Section 1 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

2. Transfer of Securities. Until the earlier of (i) the Closing or (ii) termination of the BCA in accordance with Article VIII thereof, each Sponsor Person agrees that it shall not, directly or indirectly, (A) sell, offer, contract or agree to sell, hypothecate, assign, transfer (including by operation of law), place a lien on, grant any option to purchase, distribute, pledge, dispose of or otherwise encumber any of the Founder Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement/Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with the meaning of Section 16 of the Exchange Act with respect to any of the Founder Securities, (B) deposit any Founder Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (C) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Founder Shares, (D) engage in any swap, hedging or other arrangement that is designed to, or which would (either alone or in connection with one or more developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, disposition or transfer to another Person, in whole or in part, of any of the economic consequences of any Founder Securities, (E) take any action that would make any representation or warranty herein untrue or incorrect in any respect or have the effect of preventing or disabling any Sponsor Person from performing its obligations hereunder, except as affirmatively permitted by the BCA, or (F) announce any intention to effect any transaction specified in clauses (A)-(E); provided, that the foregoing shall not apply to any Transfer (i) to such Sponsor Person’s officers or directors, any affiliates or family member thereof or any of their affiliates; (ii) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the transactions contemplated by the BCA, including the Potential Financing; (vi) pro rata to the direct or indirect partners, members or shareholders of such Sponsor Person or any related investment funds or vehicles controlled or managed by such Sponsor Person or their respective affiliates in connection with the liquidation or dissolution thereof, and (vii) by virtue of the Sponsor Person’s organizational documents upon liquidation or dissolution thereof; provided, further, that any transferee of any Transfer of the type set forth in clauses (i) through (vii) (collectively, “Permitted Transfers”) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer (a “Permitted Transferee”); provided, further that any Permitted Transfer under this Section 2 shall not relieve the Sponsor Persons of their obligations under this Agreement. Any transfer or attempted transfer of Founder Securities in violation of this Section 2 shall be, to the fullest permitted by applicable law, null and void ab initio.

3. Vesting of Sponsor Company ADSs.

(a) The Sponsor Persons agree that, as of the Effective Time, all of their Founder Company ADSs received shall be unvested and, from and after the Effective Time, shall be subject to the vesting provisions set forth in this Section 3.

(b) The Sponsor Persons shall not, and shall cause any other holder of record of any of such unvested Founder Company ADSs (including any Permitted Transferees) not to, Transfer (other than any Permitted Transfers) any of such unvested Founder Company ADSs prior to the time such unvested Founder Company ADSs become vested pursuant to subsection (c) or subsection (d) below.

(c) At the Effective Time, all of the Initially Vested ADSs held by the Sponsor Persons (or any of their Permitted Transferees) as of immediately prior to the Effective Time shall vest. “Initially Vested ADSs” means that number of Founder Company ADSs equal to the (i) total amount of Available Cash less $1,000,000 multiplied by (ii) Twenty-Six Percent (26%), with such product divided by $10.00. For the avoidance of doubt, if the Available Cash equals $30,000,000, the number of Initially Vested ADSs would be 754,000 Founder Company ADS.

(d) All remaining Founder Company ADS held by the Sponsor Persons (or any of their Permitted Transferees) that are not Initially Vested ADSs or otherwise vested pursuant to a Liquidity Event as described below (“Unvested ADSs”) shall be subject to vesting from time to time upon:

(i) any Transfer by (A) Mapa Insaat ve Ticaret A.S., a joint stock company organized under the laws of Turkey and the majority shareholder of the Company (“Mapa”), (B) any other direct or indirect shareholder of the Company, other equityholder of the Company or other beneficial owner of outstanding equity of the Company as of immediately prior to Closing or (C) any of their respective affiliates, associates or family members (collectively, “Company Related Persons”), of any Company ADSs at a price per Company ADS equal to or greater than $10.00 per Company ADS (reflecting appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change occurring on or after the date hereof); or

(ii) any special dividends paid or otherwise distributed to any Company Related Person that are funded through any capital raise or other financing by the Company or any of its affiliates (each of clauses (i) and (ii), a “Liquidity Event”);

in each case during the two (2) years following the Closing (the “Vesting Period”). The Company shall provide the Sponsor Persons with prompt notice of the occurrence of any Liquidity Event.

(e) The total number of Unvested ADSs that shall vest upon the first and each subsequent Liquidity Event that occurs during the Vesting Period shall be equal to (i) the Vesting Percentage multiplied by (ii) an amount equal to (A) the gross proceeds to Company Related Person from any such Liquidity Event divided by (B) the per Company ADS price of Company ADSs on the New York Stock Exchange as of 4:00pm ET on the Vesting Date.

(f) For purposes of this Section 3:

“Vesting Date” means the date on which any Liquidity Event occurs.

“Vesting Percentage” means the percentage determined according to the following formula:

(The Company Value at Closing multiplied by 0.9583% multiplied by $10) minus (All Previously Vested ADSs multiplied by $10)

$300,000,000 minus (Available Cash plus the gross proceeds to Mapa from all Previous Liquidity Events)

(g) This Section 3 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

4. Waiver of Redemption Rights. Each Sponsor Person hereby agrees not to (a) demand that GF redeem the Founder Shares in connection with the Transactions or (b) otherwise participate in any such redemption by tendering or submitting any Founder Securities for redemption. This Section 4 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

5. Waiver of Anti-Dilution Rights. Each Sponsor Person hereby waives the provisions of Section 4.3(b) set forth in the GF Certificate of Incorporation relating to the adjustment of the Initial Conversion Ratio (as defined in the GF Certificate of Incorporation) in connection with the Transactions. This Section 5 shall be void and of no force and effect if the BCA shall be terminated in accordance with its terms or the Closing shall not occur for any reason.

6. Letter Agreement. Each Sponsor Person hereby acknowledges and agrees that the Founder Shares are subject to the transfer restrictions under that certain Letter Agreement, dated as of December 17, 2020, among GF, Sponsor and the other parties named therein (the “Letter Agreement”) and, after the Closing, the Registration Rights and Lock-Up Agreement.

7. Cash Exercise of GF Private Placement Warrants. After the Effective Time, Sponsor agrees that notwithstanding anything to the contrary set forth in the agreement governing the exercise by Sponsor of any Company AD Warrants, for as long as Sponsor (or a Permitted Transferee of Sponsor) holds Company AD Warrants, any exercise by Sponsor (or a Permitted Transferee of Sponsor) of such Company AD Warrants shall only be done on a cash (and not a cashless) basis. For the avoidance of doubt, this Section 7 shall not apply to the exercise of any Company AD Warrants after any Transfer of such Company AD Warrants by Sponsor (or a Permitted Transferee of Sponsor) to a third party.

8. Support of Transaction. The Sponsor Persons shall take, and shall cause their Affiliates to take, all reasonable actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein, and not to commit or agree to take any action inconsistent with foregoing. Each Sponsor Person further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against GF, GF’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the BCA.

9. Representations and Warranties. Each Sponsor Person hereby represents and warrants to the Company as follows:

(a) The execution, delivery and performance of this Agreement by such Sponsor Person, as applicable, and the consummation by each Sponsor Person, as applicable, of the transactions contemplated hereby do not and will not (i) conflict with or violate any law applicable to such Sponsor Person, as applicable, (ii) require any consent, approval, authorization or permit of, declaration, filing or registration with, notice to, or expiration or termination of any waiting period by, any Government Entity or any other person, (iii) result in the creation of any encumbrance on any of the Founder Securities held by such Sponsor Person, as applicable (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Transaction Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of Sponsor Person’s governing documents (as applicable).

(b) Each Sponsor Person represents and warrants that such Sponsor Person holds the number of Founder Shares set forth opposite such Sponsor Person’s name on Exhibit A under the heading “Total Shares,” which shares collectively constitute all of the issued and outstanding Founder Shares as of the date hereof. As of the date of this Agreement, each Sponsor Person, as applicable, owns exclusively and has good and valid title to the Founder Securities, free and clear of any Lien, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the GF Organizational Documents (iv) the Warrant Agreement between GF and Continental Stock Transfer & Trust Company, dated as of December 17, 2020 (the “Warrant Agreement”) and the warrants issued pursuant thereto and (v) the Letter Agreement.

(c) Each Sponsor Person, as applicable, has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Person, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of each Sponsor Person, enforceable against each such Sponsor Person in accordance with its terms.

(d) Sponsor has been duly formed and is validly existing as a limited liability company and in good standing under the laws of its jurisdiction of formation, and has the requisite power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder. The execution and delivery of this Agreement have been, and the consummation of the transactions contemplated hereby has been, duly authorized by all requisite action by Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Applicable Legal Requirements affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. The Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Sponsor.

(e) There are no Actions pending against Sponsor, or, to the knowledge of Sponsor, threatened against Sponsor, by or before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, that would, in any manner, reasonably be expected to challenge or seek to enjoin, alter or materially delay the performance by Sponsor of its obligations under this Agreement.

(f) Each Sponsor Person understands and acknowledges that each of GF and the Company is entering into the BCA in reliance upon their execution and delivery of this Agreement.

(g) Except as set forth in Section 4.11 of the BCA, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the BCA based upon arrangements made by Sponsor, for which GF or any of its Affiliates may become liable.

(h) Except for this Agreement and the Letter Agreement, such Sponsor Person has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to the Founder Shares owned by such Sponsor Person; or (ii) granted any proxy, consent or power of attorney with respect to any Founder Shares owned by such Sponsor Person (other than as contemplated by this Agreement). Such Sponsor Person has not entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Sponsor Person from satisfying such Sponsor Person’s obligations pursuant to this Agreement.

(i) Such Sponsor Person is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company and GF to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently and based on such information as such Sponsor Person has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Sponsor Person acknowledges that the Company and GF have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Sponsor Person acknowledges that the agreements contained herein with respect to the Founder Shares owned by such Sponsor Person are irrevocable.

10. Acknowledgment. Each Sponsor Person hereby acknowledges that such Sponsor Person has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor Person shall be bound by and comply with Section 6.09(b)-(c) (No Solicitation) and Section 6.05 (Access to Information; Confidentiality) of the BCA (and any relevant definitions contained in any such Sections) as if such Sponsor Person was an original signatory to the BCA with respect to such provisions, mutatis mutandis; provided, however, for the avoidance of doubt, the agreement to be bound by and comply with Section 6.09(b)-(c) (No Solicitation) of the BCA shall not limit the rights of either Sponsor Person or any of its Representatives with respect to any transaction involving any person (other than GF) and any corporation, partnership or other business organization (other than the Company or any of its Subsidiaries).

11. Expenses. If the Closing occurs, Sponsor shall forfeit a number of GF Class B Common Shares in accordance with Section 10.10(a) of the BCA. If the Merger and the other Transactions shall not be consummated, all expenses shall be paid in accordance with Section 10.10(b) of the BCA.

12. Termination. The obligations of the parties hereof under this Agreement shall automatically terminate upon the earlier of (i) the Effective Time and (ii) the termination of the BCA in accordance with its terms. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement. Notwithstanding any termination of this Agreement, no such termination or expiration shall relieve any party hereto from liability for fraud or willful breach of this Agreement occurring prior to its termination.

13. Miscellaneous.

(a) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses or set forth on the signature pages hereto (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 13(a)):

If to Sponsor or GF, to:

Golden Falcon Acquisition Corp

850 Library Avenue, Suite 204

Newark, Delaware 19711

Attention: Makram Azar, Scott Freidheim, Douglas Berkman

Email: Makram@goldenfalconcorp.com, Scott@goldenfalconcorp.com,

Douglas@goldenfalconcorp.com

with a copy to:

Greenberg Traurig, LLP

1 Vanderbilt Avenue

New York, New York 10017

Attention: Jason Simon and Michael Helsel

Email: simons@gtlaw.com; helselm@gtlaw.com

If to the Company:

MNG Havayollari ve Tasimacilik AS

Headquarter WOW Convention Center İDTM

Yeşilköy/Bakırköy, Istanbul/Turkey 34149

Attention: Ali Sedat Ozkazanc, Emre Mazanoglu

Email: sedat.ozkazanc@mngairlines.com, emre.mazanoglu@mapa.group with a copy to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attention: Matthew Kautz; Elliott Smith

Email: mkautz@whitecase.com; elliott.smith@whitecase.com

If to an Additional Founder Shares Holder, to the address or email address set forth for Additional Founder Shares Holder on the signature page hereof.

(b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(c) (i) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof and; (ix) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) This Agreement is intended to create, and creates a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and GF’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the transactions contemplated by this Agreement) in the Chancery Court of Delaware, or if the Chancery Court of the State of Delaware denies jurisdiction, then any federal court located in Wilmington, Delaware or any appellate court therefrom without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. The parties hereto hereby further waive (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Chancery Court of Delaware, or if the Chancery Court of the State of Delaware denies jurisdiction, then any federal court located in Wilmington, Delaware or any appellate court therefrom. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each party hereto hereby irrevocably and unconditionally waives and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper or (z) this Agreement, the transactions contemplated hereby or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by GF, the Company, Merger Sub, IntermediateCo, HoldCo and FinCo.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 13(l).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN FALCON SPONSOR GROUP, LLC

By:	/s/ Makram Azar
Name:	Makram Azar
Title:	CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN FALCON ACQUISITION CORP

By:	/s/ Makram Azar
Name: Makram Azar Title: CEO

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MNG HAVAYOLLARI VE TASIMACILIK A.S.

By:	/s/ Mehmet Nazif Gunal
Name: MEHMET NAZIF GUNAL Title: Chairman of the Board of Directors

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Xavier Rolet
Name: Xavier Rolet, KBE Address for purposes of Section 13(a): Xavier Rolet, KBE c/o Golden Falcon Acquisition Corp 850 Library Avenue, Suite 204 Newark, Delaware 19711

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Dominique D’Hinnin
Name: Dominique D’Hinnin Address for purposes of Section 13(a): Dominique D’Hinnin c/o Golden Falcon Acquisition Corp 850 Library Avenue, Suite 204 Newark, Delaware 19711

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ I. Martin Pompadur
Name: I. Martin Pompadur Address for purposes of Section 13(a): I. Martin Pompadur c/o Golden Falcon Acquisition Corp 850 Library Avenue, Suite 204 Newark, Delaware 19711

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Isabelle Amiel Azoulai
Name: Isabelle Amiel Azoulai Address for purposes of Section 13(a): Isabelle Amiel Azoulai c/o Golden Falcon Acquisition Corp 850 Library Avenue, Suite 204 Newark, Delaware 19711

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

By:	/s/ Mikael Breuer-Weil
Name: Mikael Breuer-Weil Address for purposes of Section 13(a): Mikael Breuer-Weil c/o Golden Falcon Acquisition Corp 850 Library Avenue, Suite 204 Newark, Delaware 19711

[Signature Page to Sponsor Support Agreement]

EXHIBIT A

Sponsor Person	Total Shares
Golden Falcon Sponsor Group, LLC	8,445,000
Xavier Rolet, KBE	36,000
Dominique D’Hinnin	36,000
I. Martin Pompadur	36,000
Isabelle Amiel Azoulai	36,000
Mikael Breuer-Weil	36,000
Total:	8,625,000